TRIBUTARY FUNDS, INC.

Administrative Services Plan
    Section 1.  Upon the recommendation of the administrator of Tributary Funds, Inc. (the “Company”), any officer of the Company is authorized to execute and deliver, in the name and on behalf of the Company, written agreements in substantially the form attached hereto as Appendix A or in any other form duly approved by the Board of Directors (“Servicing Agreements”) with financial institutions which are shareholders of record or which have a servicing relationship (“Service Organizations”) with the beneficial owners of a class of the Company's shares of stock (“Shares”) of one or more of the Company's investment portfolios (such portfolios hereinafter individually called a “Fund” and collectively the “Funds”).  Such Servicing Agreements shall require the Service Organizations to provide administrative support services as set forth therein and as described in the Company's Prospectus to their customers who own of record or beneficially Shares in consideration for a fee, computed daily and paid monthly in the manner set forth in the Servicing Agreements, at the annual rate of up to 0.25% of the average daily net asset value of Shares owned of record or beneficially by such customers.  Any bank, trust company, thrift institution, broker-dealer or other financial institution is eligible to become a Service Organization and to receive fees under this Administrative Services Plan (the “Plan”).  All expenses incurred by the Company with respect to Shares of a particular Fund in connection with the Servicing Agreements and the implementation of this Plan shall be borne entirely by the holders of Shares of the Fund.

    Section 2.  So long as this plan is in effect, the administrator shall provide to the Company's Board of Directors, and the Directors shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and the purposes for which such expenditures were made.

    Section 3.  The Plan shall not take effect with respect to the Shares of a Fund until it has been approved, together with the form of the Servicing Agreements, by a vote of a majority of the Directors who are not “interested persons” of the Company (as defined in the Investment Company Act of 1940, as amended (the “1940 Act)) and who have no direct or indirect financial interest in the operation of this Plan or in any agre ements related to this Plan (the “Disinterested Directors”), cast in person at a meeting called for the purpose of voting on the Plan or such Servicing Agreement, provided, however, that the Plan shall not be implemented for a particular Fund prior to the effective date of the post-effective amendment to the Company’s registration statement describing the Plan and its implementation with respect to that Fund.

    Section 4.  Unless sooner terminated, this Plan shall continue for a one year period, and thereafter, shall continue automatically for successive annual periods provided such continuance is approved at least annually by a majority of the Board of Directors, including a majority of the Disinterested Directors.

    Section 5.  This Plan may be amended at any time with respect to any Fund by the Board of Directors, provided that any material amendments of the terms of this Plan shall become effective only upon the approvals set forth in Section 4.

    Section 6.  This Plan is terminable at any time, without the payment of any penalty, with respect to any Fund by a vote of a majority of the Fund’s outstanding securities (as defined in the 1940 Act) or by vote of a majority of the Disinterested Directors.

    Section 7.  While this Plan is in effect, the selection and nomination of those Disinterested Directors shall be committed to the discretion of the Company's Disinterested Directors.

    Section 8.  This Plan was originally adopted as of March 14, 1995 and was effective April 10, 1995.  The Plan was last revised on August 19, 2010.

APPENDIX A

TRIBUTARY FUNDS, INC.
(the “Company”)

1620 Dodge Street, Stop 1075
Omaha, Nebraska 68197

SERVICING AGREEMENT
to the
ADMINISTRATIVE SERVICES PLAN

Ladies and Gentlemen:

The Company wishes to enter into this Servicing Agreement (the “Agreement”) with you concerning the provision of administrative support services to your customers who may from time to time be the record or beneficial owners of shares (“Shares”) of one or more of the Company's investment portfolios (individually, a “Fund” and collectively, the “Funds”), which are listed on Schedule A hereto.

The terms and conditions of this Agreement are as follows:

Section 1.  You agree to provide administrative support services to your customers who may from time to time own of record or beneficially a Fund's Shares.  Services provided may include some or all of the following: (i) processing dividend and distribution payments from a Fund on behalf of customers; (ii) providing periodic statements to your customers showing their positions in the Shares; (iii) arranging for bank mixes; (iv) responding to routine customer inquiries relating to services performed by you; (v) providing sub-accounting with respect to the Shares beneficially owned by your customers or the information necessary for sub-accounting; (vi) if required by law, providing electronic access to shareholder communications from a Fund via a link on your website to the Funds’ website (such as proxies, shareholde r reports, annual and semi-annual financial statements and dividend, distribution and tax notices) to your customers; (vii) providing electronic access to proxy statements and proxies containing any proposals regarding this Agreement or the Administrative Services Plan related hereto to your customers; (viii) aggregating and processing purchase, exchange, and redemption requests from customers and placing net purchase, exchange, and redemption orders for your customers; (ix) providing customers with a service that invests the assets of their accounts in the Shares pursuant to specific or preauthorized instructions; (x) establishing and maintaining accounts and records relating to transactions in the Shares; (xi) assisting customers in changing distribution options, account designations and addresses; or (xii) other similar services if requested by the Company.

Section 2.  You will provide such office space and equipment, telephone facilities and personnel (which may be any part of the space, equipment and facilities currently used in your business, or any personnel employed by you) as may be reasonably necessary or beneficial in order to provide the aforementioned services to customers.

Section 3.  Neither you nor any of your officers, employees or agents are authorized to make any representations concerning the Company, a Fund or its Shares except those contained in the Company’s then current prospectus for such Shares, copies of which can be obtained by calling 800.662.4203 or by visiting the Company’s website, www.tributaryfunds.com,or in such supplemental literature or advertising as may be authorized by the Company in writing.

Section 4.  For all purposes of this Agreement you will be deemed to be an independent contractor, and will have no authority to act as agent for the Company in any matter or in any respect.  By your written acceptance of this Agreement, you agree to and do release, indemnify and hold us harmless from and against any and all direct liabilities or losses resulting from requests, directions, actions or inactions of or by you or your officers, employees or agents regarding your responsibilities hereunder or the purchase, redemption, transfer or registration of the Shares by or on behalf of customers.  You and your employees will, upon request, be available during normal business hours to consult with the Company or its designees concerning the performance of your responsibilities under this Agreement.

Section 5.  In consideration for the services and facilities provided by you hereunder, the Company will pay to you, and you will accept as full payment therefore, a fee at the annual rate of up to 0.25% of the average daily net assets of a Fund's Shares owned of record or beneficially by your customers from time to time for which you provide service's hereunder, which fee will be computed daily and payable monthly.  For purposes of determining the fees payable under this Section 5, the average daily net asset value of the customers' Shares will be computed in the manner specified in the Company’s then current Prospectus in connection with the computation of the net asset value of a Fund’s Shares for purposes of purchases, exchanges, and redemptions.  The fee rate stated above may be prospectively i ncreased or decreased by the Company, in its sole discretion, at any time upon notice to you.  Further, the Company may, in its discretion and without notice, suspend or withdraw the sale of such Shares, including the sale of such shares to you for the account of any customer(s).

Section 6.  Any person authorized to direct the disposition of monies paid or payable by the Company pursuant to this Agreement will provide to the Company's Board of Directors, and the Directors will review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.  In addition, you will furnish the Company or its designees with such information as the Company or its designees may reasonably request (including, without limitation, periodic certifications confirming the provision to customers of some or all of the services described herein), and will otherwise reasonably cooperate with the Company and its designees (including, without limitation, any auditors designated by the Compa ny), in connection with the preparation of reports to the Company's Board of Directors concerning this Agreement and the monies paid or payable by the Company pursuant hereto, as well as any other reports or filings that may be required by law.

Section 7.  The Company may enter into other similar Servicing Agreements with any other person or persons without your consent.

Section 8.  By your written acceptance of this Agreement, you represent, warrant and agree that:  (i) in no event will any of the services provided by you hereunder be primarily intended to result in the sale of any shares issued by the Company; (ii) the compensation payable to you hereunder, together with any other compensation you receive from customers for services contemplated by this Agreement, will if required by law be fully disclosed to your customers, and will not be excessive or unreasonable under the laws and instruments governing your relationships with your customers; and (iii) if you are subject to the provisions of the Glass-Steagall Act and other laws governing, among other things, the conduct of activities by federally chartered and supervised banking and other affiliated banking organizations, you will perform only those activities which are consistent with your statutory and regulatory obligations and will act solely as agent for, upon the order of, and for the account of, your customers.

Section 9.  This Agreement will become effective on the date a fully executed copy of this Agreement is received by the Company or its designee.  This Agreement may be terminated at any time, without the payment of any penalty by the vote of a majority of the member of the Board of Directors of the Company and who have no direct or indirect financial interest in the operation of the Administrative Servicing Plan or in any related agreements to the Administrative Servicing Plan (“Disinterested Directors”) or by a majority of the outstanding voting securities of the Company on not more than sixty (60) days written notice to the parties to this Agreement.

Section 10.  All notices and other communications to either you or the Company will be duly given if mailed, telegraphed, telexed or transmitted by similar telecommunications device to the appropriate address shown above.

Section 11.  This Agreement will be construed in accordance with the laws of the State of Nebraska and is non-assignable by the parties hereto.

Section 12.  This Agreement has been approved by vote of a majority of (i) the Company's Board of Directors and (ii) the Disinterested Directors, cast in person at a meeting called for the purpose of voting on such approval.

If you agree to be legally bound by the provisions of the Agreement, please sign a copy of this letter where indicated below and promptly return it to the Company's designee, Northern Lights Distributors, LLC, 4020 South 147th Street, Omaha, NE  68137.

Very truly yours,

TRIBUTARY FUNDS, INC.

TRIBUTARY FUNDS, INC.

By:	/s/ Stephen R. Frantz
Authorized Officer
Date:	8/31/10

Accepted and Agreed to:

ASCENSUS, INC.

By:	/s/
Authorized Officer
Date:	9/14/10

SCHEDULE A TO THE
 SERVICING AGREEMENT TO THE
 ADMINISTRATIVE SERVICING PLAN FOR
TRIBUTARY FUNDS, INC. (THE “FUNDS”)

Institutional Class Shares only of the following Funds:

Tributary Core Equity Fund (FOEQX)

Tributary Short-Intermediate Bond Fund (FOSIX)

Tributary Income Fund (FOINX)

Tributary Small Company Fund (FOSCX)

Tributary Balanced Fund (FOBAX)

Tributary Growth Opportunities Fund (FOGRX)

Tributary Large Cap Growth Fund (FOLCX)

Tributary International Equity Fund (FFITX)

Dated as of the 19th day of August, 2010.

TRIBUTARY FUNDS, INC.

By:	/s/ Stephen R. Frantz
Authorized Officer
Date:	8/31/10

Accepted and Agreed to:
ASCENSUS, INC.

By:	/s/
Authorized Officer
Date:	9/14/10